INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 26, 2025 relating to the financial statements appearing in the Annual Report on Form 20-F of Four Seasons Education (Cayman) Inc. for the year ended February 28, 2025.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

July 16, 2025